EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

Assignment Ready, Inc., a Delaware corporation

On Assignment Staffing Services, Inc., a Delaware corporation

VSS Holding, Inc., a Nevada corporation

VISTA Staffing Solutions, Inc., a Utah corporation

VISTA Physician Search and Consulting, Inc., a Utah corporation

VISTA Staffing International, Inc., a Nevada corporation

VISTA Holdings (Hong Kong) Limited, a Hong Kong corporation

Oxford Global Resources, Inc., a Delaware corporation

Other subsidiaries of the Registrant are omitted from this exhibit pursuant to Regulation S-K 601(b)(21)(ii)